EXHIBIT 4.3

                          AMENDMENT, WAIVER AND CONSENT

        THIS AMENDMENT, WAIVER AND CONSENT is dated as of the 20th day of August, 1996, and is given by Pecks Management Partners Ltd. ("Pecks") on behalf of Delaware State Employees' Retirement Fund and the pension plans of ZENECA Holdings, Inc. and ICI American Holdings, Inc. (collectively, the "Pecks Investors").


        WHEREAS, Pecks, on behalf of the Pecks Investors, is the holder of 1,244,737 shares of Series A Convertible Preferred Stock of Castle Dental Centers, Inc., a Delaware corporation (the "Company"); and


        WHEREAS, the Company desires to amend the Securityholders Agreement (as defined below) to reflect the original intent of the parties; and


        WHEREAS, Jack H. Castle, D.D.S. and Loretta M. Castle (the "Selling Stockholders") desire to offer and sell 450,000 shares (the "Shares") of the common stock, par value $.001, of the Company (the "Common Stock") in connection with the Company's registered public offering of its Common Stock; and


        WHEREAS, the Pecks Investors hold a co-sale right under Section 2.4(a) of the Securityholders Agreement (the "Securityholders Agreement") dated as of December 18, 1995 among the Company, Jack H. Castle, D.D.S., P.C., JHCDDS, Inc. and the Pecks Investors;


        NOW THEREFORE, in consideration of the mutual promises and considerations among the parties hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


        1. CONSENT AND WAIVER. Pecks, on behalf of the Pecks Investors, hereby consents to the sale of the Shares by the Selling Stockholders, and hereby waives its co-sale right as more fully described in Section 2.4(a) of the Securityholders Agreement.

        2. AMENDMENT. In accordance with Section 3.12 of the Securityholders Agreement, the fourth and fifth lines of Section 3.1 are hereby amended to read in their entirety as follows:

        "...through conversion of the Convertible Preferred Stock is held by the Investors, (x) the Company and the Shareholders shall take all..."

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                                            PECKS MANAGEMENT PARTNERS LTD.


                                            By:___________________________
                                                   Mr. Robert J. Cresci
                                                   Managing Director

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